Exhibit 99.1

Perma-Fix 1-for-5 Reverse Stock Split of its Common Stock

Effective October 15, 2013

ATLANTA, GA -- 10/14/13 -- Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) announced today that its 1-for-5 reverse stock split will become effective at 12:01 a.m. EST on October 15, 2013.

Perma-Fix Environmental Services, Inc.’s (the “Company”) Certificate of Amendment to its Restated Certificate of Incorporation, as amended, has been filed with the Secretary of State of the State of Delaware, substantially in the form approved by the shareholders and the Board of Directors of the Company.  The amendment and the reverse stock split to be effectuated thereby will become effective at 12:01 a.m. EST on October 15, 2013.

The combination of, and reduction in, the number of shares of the Company’s outstanding common stock as a result of the reverse stock split will occur automatically at 12:01 a.m. on October 15, 2013, without any further action on the part of the Company’s stockholders and without regard to the date that stock certificates representing the pre-reverse stock split outstanding shares of the Company’s common stock, are physically surrendered for certificates representing the post-reverse stock split shares of the common stock.  The authorized number of shares of the Company’s common stock will not change as a result of the reverse stock split.  The post-reverse stock split common stock will have a new CUSIP number, 714157203.

No fractional shares of the Company’s common stock will be issued as a result of the reverse stock split.  Instead, stockholders who would otherwise be entitled to receive a fractional share of common stock as a result of the reverse stock split will, upon surrender of the stock certificates representing such fractional shares to the transfer agent, be entitled to receive cash in lieu of all such fractional shares.  With respect to outstanding options, rights and warrants to purchase the Company’s common stock, the number of shares of common stock that can be purchased under the outstanding options, rights and warrants will be automatically decreased by a factor of five and the respective exercise prices of the options will automatically increased by a factor of five as of 12:01 a.m. on October 15, 2013.

Holders of share certificates will receive instructions from the Company’s transfer agent, Continental Stock Transfer & Trust Company regarding the process for exchanging their shares.  Continental Stock Transfer & Trust Company can be reached at (917) 262-2378.

About Perma-Fix Environmental Services--Perma-Fix Environmental Services, Inc. is a nuclear services company and leading provider of nuclear and mixed waste management services. The Company’s nuclear waste services include management and treatment of radioactive and mixed waste for hospitals, research labs and institutions, federal agencies, including the DOE, the Department of Defense (“DOD”), and the commercial nuclear industry. The Company's nuclear services group provides project management, waste management, environmental restoration, decontamination and decommissioning, new build construction, and radiological protection, safety and industrial hygiene capability to our clients. The Company operates four nuclear waste treatment facilities and provides nuclear services at DOE, DOD, and commercial facilities, nationwide. Please visit us on the World Wide Web at http://www.perma-fix.com.

Contacts:

David K. Waldman-US Investor Relations

Crescendo Communications, LLC

(212) 671-1021

Herbert Strauss-European Investor Relations

herbert@eu-ir.com

+43 316 296 316